EXHIBIT 10.1

     [The identity of one of the parties and its predecessors indicated by ** in Exhibit 10.1 has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.]

SETTLEMENT AGREEMENT AND FULL POLICY RELEASE

     This Settlement Agreement and Full Policy Release (hereinafter referred to as “the Agreement”) is entered into between ** Insurance Company, as successor-in-interest to ** Insurance Company, formerly ** Insurance Company (“**”), and Metalclad Insulation Corporation (“Metalclad”), a wholly owned subsidiary of Entrx Corporation, and Entrx Corporation, formerly known as Metalclad Corporation (“Entrx”), as of the date of execution of this Agreement by all signatories hereto, and in accordance with the terms and conditions set forth below.

RECITALS

     WHEREAS, for purposes of this Agreement, the following terms have the following meanings:

     1. “**” means ** Insurance Company, as successor-in-interest to ** Insurance Company, formerly ** Insurance Company and all of its corporate parents, subsidiaries, affiliated companies, predecessor and successor companies and all of their present, past and future officers, directors, employees, stockholders, representatives, agents and attorneys.

     2. “Policy” means that certain Umbrella Liability Policy, Policy ** issued by ** Insurance Company to the named insured, Metalclad Insulation Corporation, for the policy period March 15, 1980 to March 15, 1981.

     3. “Metalclad” means Metalclad Insulation Corporation and its current and former subsidiaries, divisions, affiliated companies, parent companies, and predecessor and successor companies, including but not limited to all those listed as named insureds or additional named insureds under the Policy for which Metalclad is the successor or which were a “DBA” of Metalclad or one of its predecessors or successors and also includes present, past and future officers, directors, employees, stockholders, representatives, agents, attorneys, assigns, predecessors-in-interest, successors-in-interest and any and all other persons and entities acting by, through, under or in concert with any of them.

     4. “Entrx” means Entrx Corporation, formerly known as Bower Industries, Inc. and later as Metalclad Corporation, and its predecessor and successor companies, subsidiaries, other than Metalclad, divisions, affiliated companies, including but not limited to all those listed as named insureds or additional named insureds under the Policy for which Entrx is the parent or successor, other than Metalclad, and also includes present, past and future officers, directors, employees, stockholders, representatives, agents, attorneys, assigns, predecessors-in-interest, successors-in-interest and any and all other persons and entities acting by, through, under or in concert with any of them.

     5. “Claims” means any and all past, present and future claims, proofs of claim, demands, orders, directives, actions, suits, lawsuits, causes of action, cross-claims, third-party actions, allegations, assertions, penalties, assessments, arbitration or mediation demands, adversary proceedings, administrative proceedings or statutory or regulatory obligations, of whatever nature, whether at law or in equity, and whether sounding in tort, contract, equity, nuisance, trespass, negligence, strict liability or any other statutory, administrative or common law cause of action of any sort, including but not limited to Asbestos Claims, as defined herein.

     6. “Asbestos Claims” means those Claims brought or asserted against Metalclad or Entrx for alleged bodily injury, property damage, personal injury or natural resource damages: (i) arising out of any actual or alleged exposure to asbestos or asbestos-containing products or materials manufactured, installed, sold, supplied, and/or distributed by Metalclad, or by anyone else; (ii) arising out of any actual or alleged exposure to asbestos occurring during installation, rip-out/removal operations or other claims allegedly or actually occurring while Metalclad, or anyone else was performing operations at sites other than its premises; or (iii) arising out of any actual or alleged exposure to asbestos or asbestos containing products or materials occurring at any premises owned by or rented to Metalclad.

     7. “Effective Date” means the date by which both Metalclad and ** have executed this Agreement.

     8. “Person” means any natural person, class or group of natural persons, corporation, partnership, association, trust, or any other entity or organization, including, without limitation, any federal, provincial, state, county, city or municipal governmental or quasi-governmental body or political subdivision, department, agency or instrumentality thereof.

     WHEREAS, ** Insurance Company issued the Policy to Metalclad;

     WHEREAS, the Policy provides limits of liability in the amount of five million dollars ($5,000,000) in the aggregate and per occurrence;

     WHEREAS, Metalclad has tendered to ** Asbestos Claims brought against Metalclad and in some instances against Entrx, as the parent of Metalclad, alleging under a variety of legal theories that Metalclad was legally liable and responsible for injuries allegedly sustained by the Claimants because of exposure to and inhalation of asbestos fibers;

     WHEREAS, Metalclad, in its tender to **, has requested that ** defend and indemnify Metalclad in connection with the Asbestos Claims;

     WHEREAS, ** in response to Metalclad’s request for defense and indemnification for the Asbestos Claims has denied the claim and raised a variety of coverage defenses, including but not limited to the proper exhaustion of underlying coverage and the contention that some, if not all, of the Asbestos Claims are excluded under the terms, conditions and exclusions of the Policy;

     WHEREAS, ** and Metalclad acknowledge the existence of disputed questions of insurance coverage arising from Metalclad’s tender of the Asbestos Claims discussed above;

     WHEREAS, ** and Metalclad now desire to resolve all issues and to compromise, settle and release any and all Claims for insurance coverage whatsoever by Metalclad against ** under the Policy on the terms set forth below; and

     WHEREAS, Entrx, in consideration of the payments made by ** to Metalclad as more fully described herein, is also willing to release any and all rights, if any, it may have under the Policy,

     NOW, THEREFORE, in consideration of and in reliance upon the aforesaid recitals and the mutual agreements contained herein, it is agreed by and between **, Metalclad and Entrx as set forth below.

1.	PAYMENT OF THE SETTLEMENT AMOUNT

     Within ten (10) days of the date of full execution of this Agreement, ** shall, by wire transfer in accordance with instructions provided by Metalclad, pay to Metalclad the total sum of $2,500,000 (TWO MILLION FIVE HUNDRED THOUSAND DOLLARS and 00/00) (hereinafter “the Settlement Payment”). **’s payment of $2,500,000 to Metalclad shall constitute a full and complete settlement of all Claims, including Asbestos Claims which have been or which could be made against Metalclad and/or Entrx or asserted by Metalclad and/or Entrx against ** under the Policy.

2.	RELEASE OF ALL CLAIMS

     a. In consideration of the Settlement Payment to Metalclad set forth in paragraph 1 and of the agreements made herein by **, Metalclad hereby releases and forever discharges ** from any and all liability whatsoever for any and all claims, actions, demands, liabilities, obligations, rights or causes of actions of every kind and nature, known and unknown, past, present and future, including, but not limited to, consequential and punitive damages, loss of profit, compensation, emotional distress, breach of legal or contractual duties, property damage, bodily injury, personal injury, natural resource damages, losses, costs, expenses, attorneys’ fees, recision, reformation and declaratory relief, which claims, actions, demands, liabilities, obligations, rights or causes of action arise out of, relate to or are in any way connected with the Claims that are, or are alleged to be, covered under the Policy, including but not limited to the Asbestos Claims.

     b. For and in consideration of Metalclad’s and Entrx’s promises made herein and for other good and valuable consideration, the adequacy of which is expressly acknowledged, ** hereby fully and forever releases Metalclad from any and all obligations, rights and Claims, known and unknown, anticipated or unanticipated, past, present or future for, or with respect to, the released Claims and the Policy, including without limitation, any obligations, rights or claims for or with respect to premiums, retrospective premiums, deductibles, self-insured retentions or retained limits, and loss adjustment expenses.

     c. In further consideration of the Settlement Payment to Metalclad set forth in paragraph 1 and of the agreements made herein by **, Entrx hereby releases and forever discharges ** from any and all liability whatsoever for any and all claims, actions, demands, liabilities, obligations, rights or causes of actions of every kind and nature, known and unknown, past, present and future, including, but not limited to, consequential and punitive damages, loss of profit, compensation, emotional distress, breach of legal or contractual duties, property damage, bodily injury, personal injury, natural resource damages, losses, costs, expenses, attorneys’ fees, recission, reformation and declaratory relief, which claims, actions, demands, liabilities, obligations, rights or causes of action arise out of, relate to or are in any way connected with the Claims that are, or are alleged to be, covered under the Policy, including but not limited to the Asbestos Claims.

     d. For and in consideration of Metalclad’s and Entrx’s promises made herein and for other good and valuable consideration, the adequacy of which is expressly acknowledged, ** hereby fully and forever releases Entrx from any and all obligations, rights and Claims, known and unknown, anticipated or unanticipated, past, present or future for, or with respect to, the released Claims and the Policy, including without limitation, any obligations, rights or claims for or with respect to premiums, retrospective premiums, deductibles, self-insured retentions or retained limits, and loss adjustment expenses.

     e. Metalclad further acknowledges and agrees that, in consideration of the Settlement Payment set forth in paragraph 1, and of the agreements made herein by **, Metalclad hereby releases and forever discharges ** from any and all Claims, including Asbestos Claims, that relate in any way to the Policy, but that are also based in whole or in part on any alleged breach of the duty of good faith and fair dealing, unfair claims practices or violation of any statute, regulation or code; provided, however, that the foregoing Release shall not apply to, impair or affect the parties’ rights and obligations set forth in this Agreement.

     f. Entrx further acknowledges and agrees that, in consideration of the Settlement Payment set forth in paragraph 1, and of the agreements made herein by **, Entrx hereby releases and forever discharges ** from any and all Claims, including Asbestos Claims, that relate in any way to the Policy, but that are also based in whole or in part on any alleged breach of the duty of good faith and fair dealing, unfair claims practices or violation of any statute, regulation or code; provided, however, that the foregoing Release shall not apply to, impair or affect the parties’ rights and obligations set forth in this Agreement.

     g. With respect to the Releases set forth in paragraphs 2(a), 2(b), 2(c), 2(d), 2(e) and 2(f) of this Agreement, Metalclad, Entrx and ** expressly assume the risk that there might exist facts, acts, omissions, matters, causes or things that may have occurred which are presently unknown or unsuspected by Metalclad, Entrx or **. Metalclad, Entrx and ** hereby waive the application of terms and provisions of any statute, rule or doctrine of common law that either (1) narrowly construes releases that by their terms release claims based in whole or in part upon, arise from, or relate to unknown or unsuspected acts, omissions, matters, causes or things; or (2) restricts or prohibits the releasing of such claims.

     h. Metalclad and Entrx hereby acknowledge and agree that the releases and discharges given herein by Metalclad and Entrx to ** extend to any and all kinds of Asbestos Claims which potentially may be covered under the Policy.

     i. It is the express intent and understanding of Metalclad and **, as part of the consideration given pursuant to this Agreement and effective upon Metalclad’s receipt of the Settlement Payment as set forth in Paragraph 1, that the Policy shall be deemed to be null and void as of the date of full execution of this Agreement and that ** is released and discharged as provided herein from any and all past, present or future claims for, or obligation of defense and indemnity owed, whether actual or alleged, known or unknown, accrued or unaccrued, existing or potential, suspected or unsuspected, which Metalclad or any other person may have or assert, or may hereafter have or assert against ** in connection with, relating to or arising out of the Policy, including, but not limited to, any claims for personal injury, bodily injury, property damage, natural resource damages, occupational disease, workers compensation, advertising liability, economic loss, loss of use, breach of the duty of good faith and fair dealing or unfair claims practices. In addition, Metalclad hereby withdraws any and all requests, demands or tenders for indemnity or defense previously submitted to ** under the Policy and further surrenders, relinquishes and releases any further right to tender or present any claims whatsoever to ** under the Policy. Furthermore, by virtue of the foregoing release, ** shall have no duty to defend or indemnify Metalclad under the Policy, or any other person who is or may claim to be a named insured or an additional insured under the Policy, with respect to any matter; nor shall ** have any duty or obligation to Metalclad or to any person who claims to be the named insured or additional insured under the Policy.

     j. It is also the express intent and understanding of Entrx and **, as part of the consideration given pursuant to this Agreement and effective upon Metalclad’s receipt of the Settlement Payment as set forth in Paragraph 1, that the Policy shall be deemed to be null and void as of the date of full execution of this Agreement and that ** is released and discharged as provided herein from any and all past, present or future claims for, or obligation of defense and indemnity owed, whether actual or alleged, known or unknown, accrued or unaccrued, existing or potential, suspected or unsuspected, which Metalclad, Entrx, or any other person may have or assert, or may hereafter have or assert against ** in connection with, relating to or arising out of the Policy, including, but not limited to, any claims for personal injury, bodily injury, property damage, natural resource damages, occupational disease, workers compensation, advertising liability, economic loss, loss of use, breach of the duty of good faith and fair dealing or unfair claims practices. In addition, Entrx hereby withdraws any and all requests, demands, or tenders for indemnity or defense previously submitted to ** under the Policy, acknowledges that Metalclad pursuant to the terms of this Agreement is withdrawing any and all requests, demands or tenders for indemnity or defense previously submitted to ** under the Policy and Entrx further surrenders, relinquishes and releases any further right to tender or present any claims whatsoever to ** under the Policy. Furthermore, by virtue of the foregoing release, ** shall have no duty to defend or indemnify Entrx under the Policy, or any other person who is or may claim to be a named insured or an additional insured under the Policy, with respect to any matter; nor shall ** have any duty or obligation to Entrx or to any person who claims to be the named insured or additional insured under the Policy.

3.	HOLD HARMLESS AND INDEMNIFICATION

     a. Metalclad hereby acknowledges and agrees that, upon Metalclad’s receipt of the Settlement Payment described in paragraph 1 of the Agreement, Metalclad agrees to hold ** harmless relative to future claims by any entity or individual against ** pertaining to Claims that are, or are alleged to be, covered under the Policy, including Asbestos Claims, and further agrees to indemnify ** for any sums sought by any other individual or entity in connection with claims by these individuals or entities for contribution or indemnification from Metalclad regarding such Claims, including the Asbestos Claims. This Agreement extends to any Claims made by any other insurers of Metalclad or Entrx, alleged third-party beneficiaries under the Policy, any persons or entities claiming derivative rights under the Policy, any persons or entities attempting to garnish proceeds of the Policy, or any persons or entities attempting to challenge the reasonableness or adequacy of the settlement. Metalclad agrees to defend ** with respect to the claims referred to in this paragraph, with counsel of Metalclad’s choice, subject to **’s approval, which approval shall not be unreasonably withheld or denied. In this event, Metalclad agrees that it will not take a position regarding interpretation of the Policy without **’s prior written consent, which consent will not unreasonably be withheld.

     b. Additionally, in the event Metalclad fails to hold harmless and indemnify ** as described in Paragraph 3(a) above, Entrx hereby acknowledges and agrees that in place of Metalclad, Entrx will hold ** harmless relative to future claims by any entity or individual against ** pertaining to Claims that are, or are alleged to be, covered under the Policy, including Asbestos Claims, and further agree to indemnify ** for any sums sought by any other individual or entity in connection with claims by these individuals or entities for contribution or indemnification from Metalclad regarding such Claims, including the Asbestos Claims. This Agreement extends to any Claims made by any other insurers of Metalclad or Entrx, alleged third-party beneficiaries under the Policy, any persons or entities claiming derivative rights under the Policy, any persons or entities attempting to garnish proceeds of the Policy, or any persons or entities attempting to challenge the reasonableness or adequacy of the settlement. Entrx agrees to defend ** with respect to the Claims referred to in this paragraph, with counsel of Entrx’s choice, subject to **’s approval, which approval shall not be unreasonably withheld or denied. In this event, Entrx agrees that it will not take a position regarding interpretation of the Policy without **’s prior written consent, which consent will not be unreasonably withheld.

     c. Notwithstanding the foregoing, Metalclad’s and Entrx’s agreements to defend, hold harmless and indemnify ** as stated in Paragraphs 3(a) and 3(b) only extend up to and do not exceed a combined total aggregate amount equal to the $2,500,000 Settlement Payment made by ** under paragraph 1 of this Agreement, whether paid for by Metalclad alone, Entrx alone or partially by Metalclad and partially by Entrx.

     d. Further, notwithstanding the foregoing, **, Metalclad and Entrx acknowledge and agree the obligations of Metalclad and Entrx to defend, hold harmless and indemnify ** as stated in Paragraphs 3(a) and 3(b), do not include personal liability of any present, past and future officers, directors, employees, or stockholders of Metalclad and Entrx — excepting Entrx’s capacity as a stockholder of Metalclad — representatives, agents, attorneys or other persons and entities acting by, through, under or in concert with any of them.

4.	WAIVER OF CERTAIN CLAIMS AND METALCLAD WARRANTY.

     a. ** agrees that it will not seek any recovery, by way of subrogation, contribution, indemnity or otherwise, against any other insurer of Metalclad or Entrx with respect to the Settlement Payment paid pursuant to Paragraph 1 hereunder unless a Claim is asserted against ** by any other party or Person, including any other insurer, which results from, arises out of, or relates directly or indirectly to: (a) the Settlement Payment made or to be made by ** under this Agreement; (b) any other payments made or which may be made to Metalclad or Entrx by any other party or Person, including any other insurer, in connection with Metalclad’s or Entrx’s insurance coverage, or (c) actual, alleged or potential liabilities which are owed or may be owed to Metalclad or Entrx, by any other party or Person, including without limitation any of Metalclad’s or Entrx’s other insurers, relating, in whole or in part, to any Claims including Asbestos Claims released under the terms of this Agreement.

     b. The Parties agree and acknowledge that this Agreement has been entered into in good faith, as a result of arms length negotiations, with advice of counsel, and that this Agreement represents a fair, reasonable, proportionate and good faith compromise of disputed claims, disputed liabilities and disputed issues. The Parties agree that they will each cooperate with each other and will not oppose in any way any motion made jointly or made by any of the Parties for an order determining that this Agreement constitutes a fair, reasonable, proportionate and good faith settlement.

     c. In the event that Claims are made against ** and Metalclad indemnifies ** under Paragraph 3, ** acknowledges and agrees that Metalclad is entitled to assert any contractual, equitable or implied rights ** has or may have against other Metalclad or Entrx insurers, including but not limited to **’s contribution, indemnification, subrogation, or “other insurance” rights, provided that Metalclad first advises ** of the circumstances and of its intention to pursue these rights. Metalclad acknowledges and agrees that it will only pursue these rights to the extent of, and in the amount of, such indemnified Claims.

     d. In the event that Claims are made against ** and Entrx indemnifies ** under Paragraph 3, ** acknowledges and agrees that Entrx is entitled to assert any contractual, equitable or implied rights ** has or may have against other Metalclad or Entrx insurers, including but not limited to **’s contribution, indemnification, subrogation, or “other insurance” rights, provided that Entrx first advises ** of the circumstances and of its intention to pursue these rights. Entrx acknowledges and agrees that it will only pursue these rights to the extent of, and in the amount of, such indemnified Claims.

5.	EXHAUSTION OF POLICY LIMITS

     Metalclad, Entrx and ** mutually agree and acknowledge that the Settlement Payment, in addition to constituting a full and complete settlement of all present, past and future Claims covered, or alleged to be covered, under the Policy, known or unknown, of any type or nature, alleging any theory of recovery or relief, including the Asbestos Claims, and a recission of the Policy upon the date of full execution of this Agreement, also constitutes exhaustion of all limits of liability under the Policy. Metalclad and Entrx expressly acknowledge and agree that the payment by ** of the Settlement Payment as called for under this Agreement is in exchange for a full, final and complete policyholder release of all general liability coverage under the Policy and no further claims or requests for coverage under all coverages of the Policy will be made by Metalclad or Entrx upon **.

6.	REPRESENTATION AND WARRANTIES

     a. Metalclad and Entrx each represent that it has not and will not in any manner assign, transfer, convey or sell any rights, actions, causes of action or claims arising out of, related to or connected with the Policy or the matters released herein, and that Metalclad and Entrx, to the extent that it is the parent or successor to named insureds or additional named insureds under the Policy, are the only entities entitled to recover for any damages under such right, actions, causes of action or claims. Metalclad and Entrx represent and warrant that no subrogation of any cause of action, chose in action or part hereof has taken place. Metalclad and Entrx further represent, warrant and agree that neither will in any way voluntarily assist any person or entity in the establishment of any right, action, cause of action or claim against ** in any way relating to the matters which are the subject of this Agreement.

     b. Metalclad hereby warrants and represents that it is a corporation duly organized and validly existing in good standing under the laws of the State of California and has the requisite corporate power and authority to enter into this Agreement and to perform the obligations contemplated by this Agreement.

     c. Entrx also hereby warrants and represents that it is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and to perform the obligations contemplated by this Agreement.

     d. Metalclad and Entrx hereby warrant and represent that the execution and delivery of this Agreement by Metalclad and the performance by Metalclad and Entrx of the obligations contemplated by this Agreement have been approved by duly authorized representatives of Metalclad and Entrx and by all other necessary corporate actions on the part of Metalclad and Entrx. This Agreement constitutes the valid and binding agreement of Metalclad and Entrx.

     e. **, Metalclad and Entrx represent and warrant that the Agreement represents a good faith settlement of disputed insurance coverage issues and further warrant that the Settlement Payment is fair and reasonable consideration for release of the Claims as set forth herein. In addition, Metalclad and Entrx hereby represent and warrant that the rights and interests released under this Agreement are released in exchange for a reasonable equivalent value from ** and that, upon payment of the Settlement Payment, Metalclad and Entrx shall be deemed unconditionally, absolutely and irrevocably estopped and forever barred from challenging the reasonable equivalent value of the settlement herein without further act or deed.

7.	COOPERATION BETWEEN THE PARTIES

     a. In the event that any action or proceeding of any type whatsoever is commenced or prosecuted by any person other than Metalclad, Entrx or ** to invalidate, interpret or prevent the validation, enforcement or carrying out of any or all of the provisions of this Agreement, the parties mutually agree, represent, warrant and covenant to cooperate fully in opposing such action or proceeding.

     b. Metalclad and Entrx will undertake all reasonable actions to cooperate with ** in connection with its claims against reinsurers for any sums paid pursuant to this Agreement, including, but not limited to, responding to reasonable requests for information and documentation relating to the Claims, including the Asbestos Claims.

8.	PRESERVATION OF AUDIT RIGHTS

     Metalclad, Entrx and ** acknowledge and agree that ** shall have the right to conduct an audit of the closed asbestos bodily injury claims against Metalclad, subject to agreement between Metalclad and ** on a mutually convenient time and location for conducting the requested audit of the underlying closed claims files pertaining to the claims addressed in this Agreement. Metalclad and Entrx shall provide their best efforts to make the closed claims files available to ** within sixty (60) days of the Effective Date of this Agreement. ** agrees to conduct the audit no later than ninety (90) days from the Effective Date of this Agreement, provided that Metalclad and Entrx have made the files available as provided herein. **’s audit of closed claims files shall not affect its rights or obligations or Metalclad’s or Entrx’s rights or obligations under this Agreement.

9.	COMPROMISE

     This Agreement is the result of a compromise among the parties hereto and shall never at any time or for any purpose be construed as an admission of liability and/or coverage for any claims tendered by Metalclad or Entrx to **, both of which are expressly denied by **. This Agreement is a compromise or settlement of disputed claims, is the product of arms-length negotiations, is neither intended to nor shall be construed as an insurance policy interpretation, and shall not be used in any court, dispute resolution proceeding, or otherwise, to create, prove or interpret the obligations under any insurance policy issued by **. Metalclad, Entrx and ** mutually agree and acknowledge that this good faith resolution of Metalclad’s claim under the Policy is not being undertaken to impair or avoid any liabilities Metalclad or Entrx may owe to the applicable underlying Asbestos Claims claimants.

10.	AGREEMENT

     This Agreement has been negotiated at arms length by and between parties knowledgeable of the terms and conditions set forth in the Agreement. The wording of this Agreement was reviewed by legal counsel for Metalclad, Entrx and ** and that Metalclad, Entrx and ** had sufficient opportunities to propose and negotiate changes in wording prior to its execution. Metalclad and Entrx hereby warrant and represent that each is the lawful owner of the rights, claims, claims of right or causes of action under the Policy as set forth and defined in this Agreement. Neither Metalclad, Entrx nor ** will be entitled to have any wording of this Agreement construed against the other party based on any contention as to which of the parties drafted the language in question.

11.	PARTIES TO AGREEMENT

     This Agreement is intended to confer rights and benefits only on the signatories hereto and is not intended to confer any right or benefit upon any other person or entity. No person or entity other than the signatories hereto shall have any legally enforceable right under this Agreement. All rights or action for any breach of this Agreement are hereby reserved to the signatories hereto.

12.	ENTIRE AGREEMENT

     This Agreement constitutes the entire understanding between and among the parties with regard to the matters herein set forth. The terms of this Agreement are contractual and not a mere recital. Except as specifically set forth in this Agreement, there are no representations, warranties, promises or inducements, whether oral or written, expressed or implied, that in any way affect or condition the validity of this Agreement or alter its terms. This Agreement may be amended only by subsequent written instrument that is executed by Metalclad, Entrx and **.

13.	BANKRUPTCY OBLIGATIONS

     Metalclad and Entrx represent and warrant that neither entity currently has plans to enter bankruptcy, including but not limited to the filing of a Chapter 11 petition. In the event that either Metalclad and/or Entrx may do so at some time in the future, the Parties agree:

     a. This Agreement is not an executory contract within the meaning of 11 U.S.C. Section 365; and Metalclad and/or Entrx agree not to seek to reject or set aside this Agreement in any manner or forum based on any bankruptcy proceeding. Metalclad and/or Entrx shall use their best efforts to seek an order of the Bankruptcy Court that this Agreement is not an executory contract subject to rejection or, in the alternative, approving Metalclad’s and/or Entrx’s assumption of this Agreement.

     b. This Agreement, having been negotiated at arms-length in settlement of bona fide disputes and supported by adequate consideration, is not a preference under Section 547 of the Bankruptcy code, a fraudulent conveyance under Section 548 of the Bankruptcy Code, or avoidable under any other applicable federal bankruptcy or non-bankruptcy law. Metalclad and/or Entrx agree not to seek to avoid or set aside this Agreement in any manner or forum in connection with any bankruptcy filing or otherwise.

     c. The Parties shall cooperate to preserve the validity, finality and enforceability of this Agreement. Metalclad and/or Entrx shall use their best efforts to oppose any and all efforts or objections to challenge the Agreement under any provision of the Bankruptcy Code, including without limitation, 11 U.S.C. Sections 365, 547 and 548.

     d. In any bankruptcy action where Metalclad, Entrx, or both, as part of any plan of reorganization seeks to discharge asbestos-related bodily injury or personal injury Claims, Metalclad, Entrx, or both, shall use their reasonable best efforts to request that the Bankruptcy Court and/or the District Court enter a permanent injunction pursuant to 11 U.S.C. Sections 105 and/or 524(g) that enjoins all persons from commencing or continuing any action, proceeding or claim against **, Metalclad or Entrx, as the case may be, individually or collectively and directly or indirectly, to collect, recover, or receive payments, satisfaction, or recovery of any kind under, relating to, or arising out of asbestos related bodily injury or personal injury Claims in connection with the Policy. Metalclad and/or Entrx, as the debtor, shall use their reasonable best efforts to: (i) include such a permanent injunction in any plan and confirmation order it sponsors, and (ii) apply to the Bankruptcy Court and/or District court (and diligently prosecute an application) for an order including such a permanent injunction in any plan and confirmation order sponsored by any other party in the bankruptcy proceeding. In the event that any Person (e.g. another insurer or an underlying claimant) makes a claim against ** related to asbestos-related bodily injury or personal injury Claims after the bankruptcy petition is filed but before any Section 105 or Section 524(g) injunction is issued, Metalclad and/or Entrx will seek an order from the Bankruptcy Court enjoining such claim as to **.

14.	MISCELLANEOUS REPRESENTATIONS

     By entering into this Agreement, neither Metalclad, Entrx nor ** has waived, nor shall Metalclad, Entrx or ** be deemed to have waived, any rights, obligations or positions which they have asserted or may in the future assert in connection with any matter or persons outside the scope of this Agreement. The parties specifically disavow any intention to create rights in third parties under or in relation to this Agreement. Metalclad’s or Entrx’s rights under policies of insurance other than the Policy shall not be affected by this Agreement. The settlement reflected in this Agreement shall be without precedential value, and it is not intended to be, nor shall it be, construed as an interpretation of any insurance policy. It shall not be used in evidence, or in any other manner, in any court or other dispute resolution proceeding, to create, prove or interpret the obligations of ** under any insurance policy issued to Metalclad or to any other person.

15.	BINDING EFFECT

     This Agreement shall be binding upon and shall inure to the benefit of the signatories and their respective heirs, executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, affiliated and related entities, officers, directors, principals, agents, employees, assigns, representatives and all persons, firms, associations and/or corporations connected with them, including, without limitation, their insurers, sureties and/or attorneys.

16.	AGREEMENT IS NOT A POLICY OF INSURANCE

     This Agreement is not a policy of insurance, and the signatories do not intend that it will be interpreted as such.

17.	CONFIDENTIALITY

     This Agreement and its terms are confidential and, except as provided herein, neither the terms of this Agreement nor its negotiation, execution or implementation, or any communication generated in connection therewith (collectively, “Confidential Settlement Material”) shall be disclosed to any person. Any party may disclose Confidential Settlement Material: (i) in an action for breach of, or otherwise to enforce the terms of, this Agreement; (ii) as required by law, including but not limited to the compliance with, inter alia, Securities and Exchange Commission (“SEC”) rules and regulations, including but not limited to those requiring disclosure of material information; (iii) in the case of **, to its reinsurer(s); (iv) to parent, subsidiary, affiliated, or associated companies and to their shareholders and counsel; (v) to the auditors of or counsel to the parties to this Agreement upon request; (vi) if any party is ordered to make disclosure by a court or governmental agency of competent jurisdiction; (vii) by written agreement of the parties, and/or (viii) in the case of Metalclad or Entrx to any person. Any disclosure authorized under subparagraphs (i) and (iii) through (vii), above shall be made only after making reasonable efforts to obtain from the party to whom disclosure is to be made an agreement that the confidentiality of this Agreement and the Confidential Settlement Material shall be preserved and protected in accordance with the terms of this Agreement. Any disclosure authorized under subparagraph (viii) shall be made only after the party to whom disclosure is being made has been advised of and agrees that the confidentiality of this Agreement and the Confidential Settlement Material shall be preserved and protected in accordance with the terms of this Agreement. If any of the parties are served with a subpoena or other document request calling for disclosure of the terms of this Agreement or Confidential Settlement Material, including but not limited to disclosure of negotiations, discussions, correspondence or other material relating to this Agreement or relating to the negotiation of this Agreement, written notice of the receipt of such subpoena or document request shall be given to the other party within ten business days following receipt of such subpoena or document request. The party from whom disclosure is sought shall not make disclosure before giving the other party to this Agreement a reasonable amount of time to intervene, at their own expense, and oppose disclosure and/or a reasonable amount of time to seek a protective order prior to disclosure, unless failure to make such disclosure would subject the party to contempt or other sanctions.

     Nothing contained in this paragraph shall be interpreted to restrict the right of either party to bring an action to enforce the terms of this Agreement or to make sworn statements as to the fact of this Agreement and/or releases provided herein.

18.	WARRANTY OF AUTHORIZED SIGNATORIES

     Each of the signatories hereto warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the party for whom he or she purports to sign.

19. ATTORNEYS’ FEES

     The parties hereto acknowledge and agree that each of them will bear their own attorneys’ fees, costs and expenses arising out of and/or connected with the dispute which is the subject of this Agreement and the negotiation, drafting and execution of this Agreement, and all matters arising out of or connected therewith.

20.	SEVERABILITY

     If any provision or part of any provision of this Agreement is for any reason held to be invalid, unenforceable or contrary to any public policy, law, statute and/or ordinance, then the remainder of this Agreement shall not be affected thereby and shall remain valid and fully enforceable.

21.	COUNTERPARTS

     This Agreement may be executed in counterparts, and all so executed shall constitute an agreement which shall be binding upon all parties hereto, notwithstanding that the signatories of the parties’ designated representatives do not appear on the same page.

22.	BENEFIT OF COUNSEL

     The advice of legal counsel has been obtained by the parties hereto prior to entering into this Agreement.

23.	NOTICES

     Any and all communications or notices in connection with this Agreement shall be in writing and sent by facsimile or by first-class mail, postage prepaid. Such notices shall be sent to the individuals noted below, or to such other individuals as hereafter designated in writing:

ENTRX/METALCLAD:	** INSURANCE CO:
Michel Y. Horton
Stanley H. Shure
Morgan, Lewis & Bockius LLP
300 South Grand Avenue
Twenty-Second Floor
Los Angeles, CA 90071-3132
Tel: (213) 612-2500
Fax: (213) 612-2501

     In the event a Party wishes to change the identity, address, or both, of the individuals to whom notices shall be provided, notice of such changes shall be in writing and sent by facsimile or by first class mail, postage prepaid to the other Parties to this agreement.

     IN WITNESS WHEREOF, the undersigned, by their respective duly authorized representatives, affix their signatures hereto.

ENTRX CORPORATION

Dated:	June 18, 2004	By:	/s/ Wayne Mills

Wayne Mills, President and CEO

METALCLAD INSULATION CORPORATION

Dated:	June 18, 2004	By:	/s/ John Macias

John Macias, President

** INSURANCE COMPANY, AS SUCCESSOR IN INTEREST TO ** INSURANCE COMPANY, FORMERLY ** INSURANCE COMPANY

Dated:	June 22, 2004	By:	/s/

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